Exhibit 1

Execution Copy

Smithfield Foods, Inc.

4.00% Convertible Senior Notes due 2013

Underwriting Agreement

New York, New York

July 1, 2008

Citigroup Global Markets Inc.

Goldman, Sachs & Co.

J.P. Morgan Securities Inc.

As Representatives named in

Schedule I hereto of the several

Underwriters named in

Schedule II hereto,

c/o	Citigroup Global Markets Inc. 388 Greenwich Street New York, New York 10013

Goldman, Sachs & Co. 85 Broad Street New York, New York 10004

J.P. Morgan Securities Inc. 277 Park Avenue New York, New York 10172

Ladies and Gentlemen:

Smithfield Foods, Inc., a corporation incorporated under the laws of the Commonwealth of Virginia (the “Company”), proposes to sell to the several underwriters named in Schedule II hereto (the “Underwriters”), for whom you (the “Representatives”) are acting as representatives, the principal amount of its securities identified in Schedule I hereto (the “Underwritten Securities”). The Company also proposes to grant to the Underwriters an option to purchase up to an additional principal amount of securities set forth in Schedule I hereto to cover over-allotments, if any (the “Option Securities”; the Option Securities, together with the Underwritten Securities, hereinafter called the “Securities”). The Securities are to be issued under an indenture (the “Original Indenture”), dated as of June 1, 2007, between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the first supplemental indenture (the “First Supplemental Indenture”), dated June 22, 2007, and the second supplemental indenture to be dated as of the Closing Date (as defined in Section 3 below) (the “Second Supplemental Indenture,” together with the Original Indenture and the First Supplemental Indenture, the “Indenture”).

The Securities are convertible into shares of Common Stock, par value $0.50 per share (the “Common Stock”), of the Company, with associated rights to purchase shares of Series A Junior Participating Preferred Stock, par value $1.00 per share, of the Company, at the conversion price set forth in the Final Prospectus and on their terms and the terms set forth in the Indenture. As used herein, “Conversion Shares” means the shares of Common Stock issuable by the Company and to be received by the holders of the Securities upon conversion of the Securities pursuant to the terms of the Securities and the terms of the Indenture. In connection with the offering of the Securities, the Company and affiliates of the Representatives (each, a “Bank”), is entering into a call option transaction to purchase from each Bank a number of options exercisable into Shares pursuant to a Master Terms and Conditions for Convertible Bond Hedging Transactions dated as of the date hereof (the “Master Call Option Confirmation”) and a Confirmation dated as of the date hereof that supplements and forms a part of the Master Call Option Confirmation (together with the Master Call Option Confirmation, the “Call Option Confirmation”) and a warrant transaction to sell to each Bank a number of options exercisable into Shares pursuant to a Master Terms and Conditions for Warrant Transactions dated as of the date hereof (the “Master Warrant Confirmation”) and a Confirmation dated as of the date hereof that supplements and forms a part of the Master Warrant Confirmation (together with the Master Warrant Confirmation, the “Warrant Confirmation” and together with the Call Option Confirmation, the “Convertible Note Hedge and Warrant Transaction Documentation”).

This Agreement, the Indenture, the Securities and the Convertible Note Hedge and Warrant Transaction Documentation are referred to herein collectively as the “Transaction Documents.”

To the extent there are no additional Underwriters listed on Schedule II other than you, the term Representatives as used herein shall mean you, as Underwriters, and the terms Representatives and Underwriters shall mean either the singular or plural as the context requires. Any reference herein to the Registration Statement, the Base Prospectus, any Preliminary Prospectus or the Final Prospectus shall be deemed to refer to and include the documents incorporated by reference therein pursuant to Item 12 of Form S-3 which were filed under the Exchange Act on or before the Effective Date of the Registration Statement or the issue date of the Base Prospectus, any Preliminary Prospectus or the Final Prospectus, as the case may be; and any reference herein to the terms “amend,” “amendment” or “supplement” with respect to the Registration Statement, the Base Prospectus, any Preliminary Prospectus or the Final Prospectus shall be deemed to refer to and include the filing of any document under the Exchange Act after the Effective Date of the Registration Statement or the issue date of the Base Prospectus, any Preliminary Prospectus or the Final Prospectus, as the case may be, deemed to be incorporated therein by reference. Certain terms used herein are defined in Section 20 hereof.

1. Representations and Warranties. The Company represents and warrants to, and agrees with, each Underwriter as set forth below in this Section 1.

(a) The Company meets the requirements for use of Form S-3 under the Act and has prepared and has filed with the Commission an automatic shelf registration statement, as defined in Rule 405 (the file number of which is set forth in Schedule I hereto) on Form S-3, including a related Base Prospectus, for registration under the Act of the offering and sale of the Securities and the Conversion Shares. Such Registration

Statement, including any amendments thereto filed prior to the Execution Time, became effective upon filing. The Company may have filed with the Commission, as part of an amendment to the Registration Statement or pursuant to Rule 424(b), one or more preliminary prospectus supplements relating to the Securities, each of which has previously been furnished to you. The Company will file with the Commission a final prospectus supplement relating to the Securities in accordance with Rule 424(b). As filed, such final prospectus supplement shall contain all information required by the Act and the rules thereunder, and, except to the extent the Representatives shall agree in writing to a modification, shall be in all substantive respects in the form furnished to you prior to the Execution Time or, to the extent not completed at the Execution Time, shall contain only such specific additional information and other changes (beyond that contained in the Base Prospectus and any Preliminary Prospectus) as the Company has advised you, prior to the Execution Time, will be included or made therein. The Registration Statement, at the Execution Time, meets the requirements set forth in Rule 415(a)(1)(x).

(b) On each Effective Date, the Registration Statement did, and when the Final Prospectus is first filed in accordance with Rule 424(b) and on the Closing Date (as defined herein) and on any date on which Option Securities are purchased, if such date is not the Closing Date (a “settlement date”), the Final Prospectus (and any supplement thereto) will, comply in all material respects with the applicable requirements of the Act, the Exchange Act and the Trust Indenture Act and the respective rules thereunder; on each Effective Date and at the Execution Time, the Registration Statement did not and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading; on the Effective Date and on the Closing Date the Indenture did or will comply in all material respects with the applicable requirements of the Trust Indenture Act and the rules thereunder; and on the date of any filing pursuant to Rule 424(b) and on the Closing Date and any settlement date, the Final Prospectus (together with any supplement thereto) will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Company makes no representations or warranties as to (i) that part of the Registration Statement which shall constitute the Statement of Eligibility and Qualification (Form T-1) under the Trust Indenture Act of the Trustee or (ii) the information contained in or omitted from the Registration Statement or the Final Prospectus (or any supplement thereto) in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of any Underwriter through the Representatives specifically for inclusion in the Registration Statement or the Final Prospectus (or any supplement thereto), it being understood and agreed that the only such information furnished by or on behalf of any Underwriter consists of the information described as such in Section 8 hereof.

(c) (i) The Disclosure Package and (ii) each electronic road show, when taken together as a whole with the Disclosure Package, at the Execution Time, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from the Disclosure Package based upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by or on behalf of any Underwriter consists of the information described as such in Section 8 hereof.

(d) (i) At the time of filing the Registration Statement, (ii) at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Sections 13 or 15(d) of the Exchange Act or form of prospectus), (iii) at the time the Company or any person acting on its behalf (within the meaning, for this clause only, of Rule 163(c)) made any offer relating to the Securities in reliance on the exemption in Rule 163, and (iv) at the Execution Time (with such date being used as the determination date for purposes of this clause (iv)), the Company was or is (as the case may be) a “well-known seasoned issuer” as defined in Rule 405. At the time of filing the Registration Statement, the Company will have paid the fees required by the Commission relating to the Securities in accordance with Rule 457.

(e) (i) At the earliest time after the filing of the Registration Statement that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2)) of the Securities and (ii) as of the Execution Time (with such date being used as the determination date for purposes of this clause (ii)), the Company was not and is not an Ineligible Issuer (as defined in Rule 405), without taking account of any determination by the Commission pursuant to Rule 405 that it is not necessary that the Company be considered an Ineligible Issuer.

(f) Each Issuer Free Writing Prospectus and the final term sheet prepared and filed pursuant to Section 5(b) hereto does not include any information that conflicts with the information contained in the Registration Statement, the Base Prospectus, any Preliminary Prospectus and the Final Prospectus, including any document incorporated therein by reference and any prospectus supplement deemed to be a part thereof that has not been superseded or modified. The foregoing sentence does not apply to statements in or omissions from any Issuer Free Writing Prospectus based upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by or on behalf of any Underwriter consists of the information described as such in Section 8 hereof.

(g) No stop order suspending the effectiveness of the Registration Statement or any amendment thereto has been issued and no proceeding for that purpose or pursuant to Section 8A of the Securities Act against the Company or in connection with the offering is pending or threatened by the Commission; no notice of objection of the Commission to the use of the Registration Statement or any amendment thereto pursuant to Rule 401(g)(2) under the Securities Act has been received by the Company; and no order preventing or suspending the use of any Base Prospectus, the Disclosure Package or the Final Prospectus has been issued by the Commission.

(h) The documents incorporated by reference in the Registration Statement, the Disclosure Package or the Final Prospectus (the “Incorporated Documents”), when they were filed with the Commission, conformed in all material respects to the requirements of the Exchange Act and the rules and regulations of the Commission thereunder, and none of such documents contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and any further documents so filed and incorporated by reference in the Registration Statement, the Disclosure Package or the Final Prospectus or any further amendment or supplement thereto, when such documents are filed with the Commission, will conform in all material respects to the requirements of the Exchange Act and the rules and regulations of the Commission thereunder, and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. The representation and warranty set forth in this paragraph (h) is given on the basis that any statement contained in an Incorporated Document shall be deemed not to be contained in the Registration Statement, the Disclosure Package or the Final Prospectus if the statement has been modified or superseded by any statement in a subsequently filed Incorporated Document or in the Registration Statement, the Disclosure Package or the Final Prospectus.

(i) Neither the Company nor any of its Subsidiaries (as defined below) has sustained since the date of the latest audited financial statements included or incorporated by reference in the Disclosure Package and the Final Prospectus any loss or interference, which individually or in the aggregate could have a material adverse effect on the condition (financial or otherwise), prospects, business or properties of the Company and its Subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business (a “Material Adverse Effect”), with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the Disclosure Package and the Final Prospectus; and, since the respective dates as of which information is given in the Registration Statement, the Disclosure Package and the Final Prospectus, there has not been any change in the capital stock, other than reservation of the full number of Conversion Shares, or long-term debt of the Company or any of its Subsidiaries, any dividend or distribution of any kind declared, set aside for payment, paid or made by the Company on any class of capital stock or any material adverse change in the condition (financial or otherwise), prospects, earnings, business or properties of the Company and its Subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business, otherwise than as set forth or contemplated in the Disclosure Package and the Final Prospectus; and, since the respective dates as of which information is given in the Registration Statement, the Disclosure Package and the Final Prospectus, neither the Company nor any of its Subsidiaries has entered into any transaction, incurred any liability or obligation, direct or contingent, where such transaction, liability or obligation is material, either individually or in the aggregate, to the Company and its Subsidiaries taken as a whole, other than as set forth in the Disclosure Package and the Final Prospectus.

(j) The Company and each of its Subsidiaries have good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by them, in each case free and clear of all liens, encumbrances and defects except such as are described in the Disclosure Package and the Final Prospectus or such as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company and its Subsidiaries; and any real property and buildings held under lease by the Company and its Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not materially interfere with the use made and proposed to be made of such property and buildings by the Company and its Subsidiaries.

(k) The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the Commonwealth of Virginia, with power and authority (corporate and other) to own its properties and conduct its business as described in the Disclosure Package and the Final Prospectus, and has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties, or conducts any business, so as to require such qualification, or is subject to no material liability or disability by reason of the failure to be so qualified in any such jurisdiction; and each of its subsidiaries listed on Schedule V hereto (the “Subsidiaries”) has been duly formed and is validly existing as a legal entity in good standing under the laws of its jurisdiction of formation and has been duly qualified as a foreign legal entity for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties, or conducts any business, so as to require such qualification, or is subject to no material liability or disability by reason of the failure to be so qualified in any such jurisdiction, except to the extent the failure to so qualify as a foreign legal entity could not reasonably be expected to have a Material Adverse Effect (as defined below). The Company does not own more than 50% of the voting interest in or control, directly or indirectly, any corporation, association or other entity other than the Subsidiaries.

(l) The Company has an authorized capitalization as set forth in the Disclosure Package and the Final Prospectus, and all of the issued shares of capital stock of the Company have been duly and validly authorized and issued and are fully paid and non-assessable; and conform to the description of the capital stock (including the Conversion Shares) contained in the Disclosure Package and the Final Prospectus; and all of the issued shares of capital stock of each of the Subsidiaries have been duly and validly authorized and issued, are fully paid and non-assessable and other than as set forth or contemplated in the Disclosure Package and the Final Prospectus are owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities or claims.

(m) The Conversion Shares have been duly authorized and reserved by the Company and, when issued and delivered upon such conversion in accordance with the terms of the Indenture, will be duly authorized and issued, fully paid and non-assessable and free and clear of all liens, encumbrances, equities or claims; the issuance of the Conversion Shares is not subject to any preemptive or similar rights.

(n) The Indenture has been duly authorized by the Company, has been duly qualified under the Trust Indenture Act, and, when duly executed and delivered by the Company and by the Trustee, will constitute a legal, valid and binding instrument enforceable against the Company in accordance with its terms (subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

(o) The Second Supplemental Indenture has been duly authorized by the Company, has been duly qualified under the Trust Indenture Act, and, when duly executed and delivered by the Company and by the Trustee, will constitute a legal, valid and binding instrument enforceable against the Company in accordance with its terms (subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

(p) The Securities have been duly authorized by the Company and, when executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters pursuant to this Agreement, will constitute legal, valid and binding obligations of the Company entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms (subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law). The Securities to be delivered on the Closing Date or on any settlement date are convertible into Common Stock in accordance with their terms and the terms of the Indenture.

(q) The Company has full corporate power and authority to execute and deliver the Transaction Documents and to perform its respective obligations hereunder and thereunder; and all corporate action required to be taken for the due and proper authorization, execution and delivery of each Transaction Document and the consummation of the transactions contemplated hereby and thereby have been duly and validly taken. The Company has full corporate power and authority to issue and deliver the Conversion Shares in accordance with their terms and the terms of the Indenture.

(r) This Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and legally binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and to general equitable principles (whether considered in a proceeding in equity or at law) and considerations of public policy as they relate to the enforcement of the indemnification provisions hereof and thereof.

(s) The Convertible Note Hedge and Warrant Transaction Documentation has been duly authorized, executed and delivered by the Company and constitutes a valid and legally binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and to general equitable principles (whether considered in a proceeding in equity or at law) and considerations of public policy as they relate to the enforcement of the indemnification provisions hereof and thereof.

(t) The issue and sale of the Securities to be sold by the Company and the compliance by the Company with all of the provisions of the Transaction Documents and the consummation of the transactions contemplated herein and therein (including, without limitation, the issuance of Conversion Shares upon conversion of any Securities in accordance with the terms of the Indenture) will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of the property or assets of the Company or any of its Subsidiaries is subject, (ii) result in any violation of the provisions of the Certificate of Incorporation or By-laws (or other comparable organizational documents) of the Company or any of its Subsidiaries or (iii) result in any violation of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its Subsidiaries or any of their properties, except, in the case of clauses (i) and (iii) above, for any such conflicts, breaches, violations or defaults that would not have a Material Adverse Effect.

(u) No consent, approval, authorization, order, registration or qualification of or with any such court or governmental agency or body is required for the issue and sale of the Securities or the consummation by the Company of the transactions contemplated by the Transaction Documents (including, without limitation, the issuance of Conversion Shares upon conversion of any Securities in accordance with the terms of the Indenture), except for such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or Blue Sky laws in connection with the purchase and distribution of the Securities by the Underwriters and such consents, approvals, authorizations, registrations or qualifications the failure of which to be obtained or made would not have a Material Adverse Effect.

(v) No injunction, restraining order or order of any nature by any federal or state court of competent jurisdiction has been issued with respect to the Company or any of its Subsidiaries which would prevent or suspend the issuance or sale of the Securities or the use of the Disclosure Package or the Final Prospectus in any jurisdiction; no action, suit or proceeding is pending against or, to the best knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries before any court or arbitrator or any governmental agency, body or official, domestic or foreign, which could reasonably be expected to interfere with or adversely affect the issuance and sale of the Securities or in any manner draw into question the validity or enforceability of the Transaction Documents or any action taken or to be taken pursuant hereto or thereto; and the Company has complied with any and all known requests, or any and all requests that should have been reasonably known, by any securities authority in any jurisdiction for additional information to be included in the Disclosure Package and the Final Prospectus.

(w) Neither the Company nor any of its Subsidiaries is (i) in violation of its Certificate of Incorporation or By-laws (or other comparable organizational documents), (ii) in default, and no event has occurred which, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any obligation, agreement, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party or by which it or any of its properties may be bound or (iii) in violation in any respect of any law, ordinance, governmental rule, regulation or court decree to which it or its property or assets may be subject, which default under clause (ii) or violation under clause (iii) could reasonably be expected to have a Material Adverse Effect.

(x) The statements set forth in the Disclosure Package and the Final Prospectus under the captions “Price Range of Common Stock and Dividends,” “Description of the Notes,” “Description of Debt Securities” and “Description of Capital Stock,” insofar as such statements purport to constitute a summary of the Securities, the Indenture, and the Common Stock, are accurate, complete and fair; and the statements set forth in the Disclosure Package and the Final Prospectus under the captions “Description of Convertible Note Hedge and Warrant Transactions,” insofar as such statements purport to constitute a summary of the Convertible Note Hedge and Warrant Transaction Documentation, are accurate, complete and fair; and the statements set forth in the Disclosure Package and the Final Prospectus under the captions “Material U.S. Federal Income Tax Considerations,” and “Underwriting,” insofar as they purport to describe the provisions of the laws and documents referred to therein, are accurate, complete and fair.

(y) Other than as set forth in the Disclosure Package and the Final Prospectus, there are no legal or governmental proceedings pending to which the Company or any of its Subsidiaries is a party or of which any property of the Company or any of its Subsidiaries is the subject, which, if determined adversely to the Company or any of its Subsidiaries, would individually or in the aggregate have a Material Adverse Effect; and, to the best of knowledge of the Company, no such proceedings are threatened or contemplated by governmental authorities or threatened by others.

(z) The Company is not and, after giving effect to the offering and sale of the Securities, the application of proceeds therefrom and any conversion into Conversion Shares, will not be an “investment company”, as such term is defined in the Investment Company Act of 1940, as amended.

(aa) Ernst & Young LLP (“Ernst & Young”), who have certified certain financial statements of the Company and its Subsidiaries, is an independent registered public accounting firm with respect to the Company and its Subsidiaries (i) as required by the Act and the rules and regulations of the Commission thereunder and the Public Accounting Oversight Board (United States) and (ii) within the meaning of Rule 101 of the Code of Professional Conduct of the American Institute of Certified Public Accountants (“AICPA”) and its interpretations and rulings thereunder. The historical financial statements of the Company (including the related notes) contained in, and incorporated by reference into, the Registration Statement, the Disclosure Package and the Final Prospectus comply as to form in all material respects with the applicable accounting requirements of the Act and the related published rules and regulations; such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods covered thereby and fairly present the financial position of the entities purported to be covered thereby at the respective dates indicated and the results of their operations and their cash flows for the respective periods indicated; and the financial information contained in the Preliminary Prospectus and the Final Prospectus under the headings “Summary—Summary Selected Historical Consolidated Financial Information” and “Capitalization” and the financial information contained under the headings “Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in the Company’s Annual Report on Form 10-K for the fiscal year ended April 27, 2008, incorporated by reference in the Preliminary Prospectus and the Final Prospectus and the financial information contained under the heading “Executive Compensation” in the Company’s Proxy Statement for the Annual Meeting of Shareholders dated July 30, 2007, incorporated by reference in the Preliminary Prospectus and the Final Prospectus, are derived from the accounting records of the Company and its Subsidiaries and fairly present the information purported to be shown thereby. The other historical financial and statistical information and data included in, and incorporated by reference into, the Preliminary Prospectus and the Final Prospectus are, in all material respects, fairly presented.

(bb) The Company and each of its Subsidiaries possess all material licenses, certificates, authorizations and permits issued by, and have made all declarations and filings with, the appropriate federal, state, local or foreign regulatory agencies or bodies which are necessary or desirable for the ownership of their respective properties or the conduct of their respective businesses as described in the Disclosure Package and the Final Prospectus, except where the failure to possess or make the same would not have, singularly or in the aggregate, a Material Adverse Effect, and neither the Company nor any of its Subsidiaries has received notification of any revocation or modification of any such license, certificate, authorization or permit or has any reason to believe that any such license, certificate, authorization or permit will not be renewed in the ordinary course.

(cc) The Company and each of its Subsidiaries own or possess adequate rights to use all material patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights, licenses and know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) necessary for the conduct of their respective businesses; and the conduct of their respective businesses will not conflict in any material respect with any such rights of others, and the Company and each of its Subsidiaries have not received any notice of any claim of infringement of or conflict with any such rights of others, which notice could reasonably be expected to result in a Material Adverse Effect.

(dd) Other than as set forth in the Disclosure Package and the Final Prospectus, no material labor disturbance by or dispute with the employees of the Company or any of its Subsidiaries exists or, to the best knowledge of the Company, is contemplated or threatened, except as would not individually or in the aggregate have a Material Adverse Effect.

(ee) The Company and each of its Subsidiaries have paid all federal, state, local and foreign taxes and filed all tax returns required to be paid or filed through the date hereof (except for such taxes that are not yet delinquent or that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with generally accepted accounting principles); and except as otherwise disclosed in the Disclosure Package and the Final Prospectus, there is no tax deficiency, which individually or in the aggregate could have a Material Adverse Effect, that has been, or could reasonably be expected to be, asserted against the Company or any of its Subsidiaries or any of their respective properties or assets.

(ff) Other than as set forth in the Disclosure Package and the Final Prospectus, there has been no storage, generation, transportation, handling, treatment, presence, disposal, discharge, emission or other release of any kind of toxic or other wastes or other hazardous substances by, due to or caused by the Company or any of its Subsidiaries or any of their predecessors (or, to the best knowledge of the Company, any other entity for whose acts or omissions the Company or any of its Subsidiaries is or could reasonably be expected to be liable) at any of the property now or previously owned or leased by the Company or any of its Subsidiaries, or at any other property (i) in violation of any statute or any ordinance, rule (including rule of common law), regulation, order, judgment, decree or permit or (ii) which would, under any statute or any ordinance, rule (including rule of common law), regulation, order, judgment, decree or permit, give rise to any liability, except in the case of both clauses (i) and (ii), for any violation or liability which could not reasonably be expected to have, singularly or in the aggregate with all such violations and liabilities, a Material Adverse Effect; and there has been no presence, disposal, discharge, emission or other release of any kind at any of the property now or previously owned or leased by the Company or any of its Subsidiaries, or into the environment surrounding such property of any toxic or other wastes or other hazardous substances with respect to which the Company or any of its Subsidiaries has any knowledge, except for any such presence, disposal, discharge, emission or other release of any kind which could not reasonably be expected to have, singularly or in the aggregate with all such discharges and other releases, a Material Adverse Effect.

(gg) Each employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is maintained, administered or contributed to by the Company, any of its Subsidiaries or any member of their respective “controlled groups” (defined as entities which are treated as a single employer under Section 414 of the Internal Revenue Code of 1986, as amended) for employees or former employees of the Company, any of its Subsidiaries or any member of their respective controlled groups have been maintained in all material respects in compliance with its terms and the requirements of any applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Internal Revenue Code of 1986, as amended (the “Code”); no prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any such plan excluding transactions effected pursuant to a statutory or administrative exemption; and for each such plan that is subject to the funding rules of Section 412 of the Code or Section 302 of ERISA, no “accumulated funding deficiency” as defined in Section 412 of the Code has been incurred, whether or not waived, and, except as otherwise disclosed in the Disclosure Package and the Final Prospectus, the fair market value of the assets of each such plan (excluding for these purposes accrued but unpaid contributions) exceeds the present value of all benefits accrued under such plan determined using reasonable actuarial assumptions.

(hh) The Company and its Subsidiaries maintain an effective system of “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) that is designed to ensure that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. The Company and its Subsidiaries have carried out evaluations of the effectiveness of their disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act.

(ii) The Company and its Subsidiaries maintain systems of “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) that comply with the requirements of the Exchange Act and have been designed by, or under the supervision of, their respective principal executive and principal financial officers, or persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. The Company and its Subsidiaries maintain systems of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as disclosed in each of the Disclosure Package and the Final Prospectus, there are no material weaknesses or significant deficiencies in the Company’s internal controls.

(jj) The Company has complied with the applicable provisions of the Sarbanes-Oxley Act of 2002, and, to the best knowledge of the Company, the Company’s directors and officers, in their capacities as such, have complied with the applicable provisions of the Sarbanes-Oxley Act of 2002.

(kk) Neither the Company nor any of its Subsidiaries nor, to the best knowledge of the Company, any director, officer, agent, employee or other person associated with or acting on behalf of the Company or any of its Subsidiaries has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; or (iv) made any bribe, payoff, influence payment, kickback or other unlawful payment.

(ll) The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.

(mm) None of the Company, any of its Subsidiaries or, to the best knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its Subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”); and the Company will not directly or indirectly use the proceeds of the offering of the Securities hereunder, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(nn) The Company has not taken and will not take, directly or indirectly, any action which is designed to or which has constituted or which might reasonably be expected to cause or result in the unlawful stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities.

(oo) Nothing has come to the attention of the Company that has caused the Company to believe that the market-related data included in, or incorporated by reference into, the Disclosure Package and the Final Prospectus is not based on or derived from sources that are reliable and accurate in all material respects.

(pp) No relationship, direct or indirect, exists between or among the Company or any of its Subsidiaries, on the one hand, and the directors, officers, stockholders or other affiliates of the Company or any of its Subsidiaries, on the other, that would be required by the Act to be described in a registration statement to be filed with the Commission and that is not so described in each of the Disclosure Package and the Final Prospectus.

Any certificate signed by any officer of the Company and delivered to the Representatives or counsel for the Underwriters in connection with the offering of the Securities shall be deemed a representation and warranty by the Company, as to matters covered thereby, to each Underwriter.

2. Purchase and Sale. (a) Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Company agrees to sell to each Underwriter, and each Underwriter agrees, severally and not jointly, to purchase from the Company, at the purchase price set forth in Schedule I hereto, the principal amount of the Securities set forth opposite such Underwriter’s name in Schedule II hereto. The yield at which the Securities are to be distributed to the public can be no lower than that recommended by Goldman, Sachs & Co. (the “Independent Underwriter”) a “qualified independent underwriter,” within the meaning of Rule 2720 of the Rules of Conduct of the Financial Industry Regulatory Authority, Inc. (“FINRA”).

(b) Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Company hereby grants an option to the several Underwriters to purchase, severally and not jointly, up to the principal amount of Option Securities set forth in Schedule I hereto at the same purchase price set forth in Schedule I hereto for the Underwritten Securities. Said option may be exercised only to cover over-allotments in the sale of the Underwritten Securities by the Underwriters. Said option may be exercised in whole or in part at any time on or before the 30 th day after the date of the Final Prospectus upon written or telegraphic notice by the Representatives to the Company setting forth the aggregate principal amount of the Option Securities as to which the several Underwriters are exercising the option and the settlement date. The aggregate principal amount of Option Securities to be purchased by each Underwriter shall be the same percentage of the total aggregate principal amount of the Option Securities to be purchased by the several Underwriters as such Underwriter is purchasing of the Underwritten Securities, subject to such adjustments as you in your absolute discretion shall make to ensure that the Option Securities are not issued in minimum denominations of less than $1,000 or whole multiples thereof.

3. Delivery and Payment. Delivery of and payment for the Underwritten Securities and the Option Securities (if the option provided for in Section 2(b) hereof shall have been exercised on or before the third Business Day immediately preceding the Closing Date) shall be made on the date and at the time specified in Schedule I hereto or at such time on such later date not more than three Business Days after the foregoing date as the Representatives shall designate, which date and time may be postponed by agreement between the Representatives and the Company or as provided in Section 9 hereof (such date and time of delivery and payment for the Securities being herein called the “Closing Date”). Delivery of the Securities shall be made to the Representatives for the respective accounts of the several Underwriters against payment by the several Underwriters through the Representatives of the purchase price thereof to or upon the order of the Company by wire transfer payable in same-day funds to an account specified by the Company. Delivery of the Underwritten Securities shall be made through the facilities of The Depository Trust Company unless the Representatives shall otherwise instruct.

If the option provided for in Section 2(b) hereof is exercised after the third Business Day immediately preceding the Closing Date, the Company will deliver the Option

Securities (at the expense of the Company) through the facilities of The Depository Trust Company (unless the Representatives shall otherwise instruct) to the Representatives, on the date specified by the Representatives (which shall be within three Business Days after exercise of said option) for the respective accounts of the several Underwriters, against payment by the several Underwriters through the Representatives of the purchase price thereof to or upon the order of the Company by wire transfer payable in same day funds to an account specified by the Company. If settlement for the Option Securities occurs after the Closing Date, the Company will deliver to the Representatives on the settlement date for the Option Securities, and the obligation of the Underwriters to purchase the Option Securities shall be conditioned upon receipt of, supplemental opinions, certificates and letters confirming as of such date the opinions, certificates and letters delivered on the Closing Date pursuant to Section 6 hereof.

4. Offering by Underwriters. It is understood that the several Underwriters propose to offer the Securities for sale to the public as set forth in the Disclosure Package and the Final Prospectus.

5. Agreements. The Company agrees with the several Underwriters and where so stated, the Underwriters agree with the Company that:

(a) Prior to the termination of the offering of the Securities, the Company will not file any amendment of the Registration Statement or supplement (including the Final Prospectus or any Preliminary Prospectus) to the Base Prospectus or any document that will be incorporated by reference therein unless the Company has furnished you a copy for your review a reasonable period prior to filing and will not file any such proposed amendment or supplement to which you reasonably object; provided that the Company shall not be restricted from complying with its reporting obligations under the Exchange Act. The Company will cause the Final Prospectus, properly completed, and any supplement thereto to be filed in a form approved by the Representatives with the Commission pursuant to the applicable paragraph of Rule 424(b) within the time period prescribed and will provide evidence satisfactory to the Representatives of such timely filing. The Company will promptly advise the Representatives (i) when the Final Prospectus, and any supplement thereto, shall have been filed (if required) with the Commission pursuant to Rule 424(b), (ii) when, prior to termination of the offering of the Securities, any amendment to the Registration Statement shall have been filed or become effective, (iii) of any request by the Commission or its staff for any amendment of the Registration Statement, or any Rule 462(b) Registration Statement, or for any supplement to the Final Prospectus or for any additional information, (iv) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or of any notice objecting to its use, or of any proceeding for that purpose under Rule 401(g)(2) and Section 8A under the Securities Act that shall be pending before or threatened by the Commission and (v) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Securities for sale in any jurisdiction or the institution or threatening of any proceeding for such purpose. The Company will use its best efforts to prevent the issuance of any such stop order or the occurrence of any such suspension or objection to the use of the Registration Statement and, upon such issuance, occurrence or notice of objection, to obtain as soon as possible the withdrawal of such stop order or relief from such occurrence or objection, including, if necessary, by filing an amendment to the Registration Statement or a new registration statement and using its best efforts to have such amendment or new registration statement declared effective as soon as practicable.

(b) The Company will prepare a final term sheet, containing solely a description of final terms of the Securities and the offering thereof, in the form approved by you and attached as Schedule IV hereto and to file such term sheet pursuant to Rule 433(d) within the time required by such Rule.

(c) If, at any time prior to the filing of the Final Prospectus pursuant to Rule 424(b), any event occurs as a result of which the Disclosure Package would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein in the light of the circumstances under which they were made or the circumstances then prevailing not misleading, the Company will (i) notify promptly the Representatives so that any use of the Disclosure Package may cease until it is amended or supplemented; (ii) amend or supplement the Disclosure Package to correct such statement or omission; and (iii) supply any amendment or supplement to you in such quantities as you may reasonably request.

(d) If, at any time when a prospectus relating to the Securities is required to be delivered under the Act (including in circumstances where such requirement may be satisfied pursuant to Rule 172), any event occurs as a result of which the Final Prospectus as then supplemented would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein in the light of the circumstances under which they were made at such time not misleading, or if it shall be necessary to amend the Registration Statement, file a new registration statement or supplement the Final Prospectus to comply with the Act or the Exchange Act or the respective rules thereunder, including in connection with use or delivery of the Final Prospectus, the Company promptly will (i) notify the Representatives of any such event, (ii) prepare and file with the Commission, subject to the first sentence of paragraph (a) of this Section 5, an amendment or supplement or new registration statement which will correct such statement or omission or effect such compliance, (iii) use its best efforts to have any amendment to the Registration Statement or new registration statement declared effective as soon as practicable in order to avoid any disruption in use of the Final Prospectus and (iv) supply any supplemented Final Prospectus to you in such quantities as you may reasonably request.

(e) As soon as practicable, the Company will make generally available to its security holders and to the Representatives an earnings statement or statements of the Company and its Subsidiaries which will satisfy the provisions of Section 11(a) of the Act and Rule 158.

(f) The Company will furnish to the Representatives and counsel for the Underwriters, without charge, signed copies of the Registration Statement (including exhibits thereto) and to each other Underwriter a copy of the Registration Statement (without exhibits thereto) and, so long as delivery of a prospectus by an Underwriter or dealer may be required by the Act (including in circumstances where such requirement may be satisfied pursuant to Rule 172), as many copies of each Preliminary Prospectus, the Final Prospectus and each Issuer Free Writing Prospectus and any supplement thereto as the Representatives may reasonably request. The Company will pay the expenses of printing or other production of all documents relating to the offering.

(g) During a period of three years from the Effective Date, to furnish to the Representatives copies of all reports or other communications (financial or other) furnished to shareholders, and to deliver to you (i) as soon as they are available, copies of any reports and financial statements furnished to or filed with the Commission or any national securities exchange on which any class of securities of the Company is listed; and (ii) such additional information concerning the business and financial condition of the Company as you may from time to time reasonably request (such financial statements to be on a consolidated basis to the extent the accounts of the Company and its Subsidiaries are consolidated in reports furnished to its shareholders generally or to the Commission).

(h) The Company will arrange, if necessary, for the qualification of the Securities for sale under the laws of such jurisdictions as the Representatives may designate and will maintain such qualifications in effect so long as required for the distribution of the Securities; provided that in no event shall the Company be obligated to qualify to do business in any jurisdiction where it is not now so qualified or to take any action that would subject it to service of process in suits, other than those arising out of the offering or sale of the Securities, in any jurisdiction where it is not now so subject.

(i) The Company agrees that, unless it has or shall have obtained the prior written consent of the Representatives, which consent shall not be unreasonably withheld, and each Underwriter, severally and not jointly, agrees with the Company that, unless it has or shall have obtained, as the case may be, the prior written consent of the Company, it has not made and will not make any offer relating to the Securities that would constitute an Issuer Free Writing Prospectus or that would otherwise constitute a “free writing prospectus” (as defined in Rule 405) required to be filed by the Company with the Commission or retained by the Company under Rule 433, other than a free writing prospectus containing information not inconsistent with information contained in the final term sheet prepared and filed pursuant to Section 5(b) hereto; provided that the prior written consent of the parties hereto shall be deemed to have been given in respect of the Free Writing Prospectuses included in Schedule III hereto and any electronic road show. Any such free writing prospectus consented to by the Representatives or the Company is hereinafter referred to as a “Permitted Free Writing Prospectus.” The Company agrees that (x) it has treated and will treat, as the case may be, each Permitted Free Writing Prospectus as an Issuer Free Writing Prospectus and (y) it has complied and will comply, as the case may be, with the requirements of Rules 164 and 433 applicable to any Permitted Free Writing Prospectus, including in respect of timely filing with the Commission, legending and record keeping.

(j) The Company will not, without the prior written consent of the Representatives, offer, sell, contract to sell, pledge, or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the Company or any affiliate of the Company or any person in privity with the Company or any affiliate of the Company), directly or indirectly, including the filing (or participation in the filing) of a registration statement with the Commission in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, any debt securities issued or guaranteed by the Company (other than the Securities) or shares of capital stock of the Company or any securities convertible into, or exercisable, or exchangeable for, shares of capital stock of the Company, or publicly announce an intention to effect any such transaction, until the Business Day set forth on Schedule I hereto, provided, however, that the Company may (i) issue and sell Common Stock pursuant to any employee stock incentive plan, stock ownership plan or dividend reinvestment plan of the Company in effect at the Execution Time and disclosed in the Disclosure Package and the Final Prospectus; (ii) issue Conversion Shares upon conversion of Securities in accordance with their terms and the terms of the Indenture; (iii) enter into the transactions contemplated by the Convertible Note Hedge and Warrant Transaction Documentation; (iv) issue and sell 2,166,667 shares of Common Stock to Continental Grain Company in connection with the sale of Smithfield Beef to JBS S.A. pursuant to agreements in effect at the Execution Time and disclosed in the Disclosure Package and the Final Prospectus; and (v) issue and sell an aggregate of 7,000,000 shares of Common Stock to Starbase International Limited pursuant to a purchase agreement dated June 30, 2008 (the “Purchase Agreement”) among the Company, Starbase International Limited and COFCO (HONG KONG) LIMITED in effect at the Execution Time and disclosed in the Disclosure Package and the Final Prospectus.

(k) The Company agrees, until the Business Day set forth on Schedule I hereto, not to release or waive any of the lock-up provisions set forth in the Purchase Agreement.

(l) In connection with the offering of the Securities, the Company agrees to make its officers, employees, independent accountants and legal counsel reasonably available upon request by the Representatives.

(m) The Company agrees to do and perform all things required to be done and performed by it under this Agreement that are within its control prior to or after the Closing Date, and to use its reasonable best efforts to satisfy all conditions precedent on its part to the delivery of the Securities.

(n) The Company agrees to not take any action prior to the Closing Date which would in the Company’s reasonable judgment require the Disclosure Package or the Final Prospectus to be amended or supplemented pursuant to Section 5(c).

(o) The Company agrees to apply the net proceeds from the sale of the Securities as set forth in the Preliminary Prospectus and the Final Prospectus under the heading “Use of Proceeds.”

(p) The Company will not take, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, under the Exchange Act or otherwise, stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities.

(q) The Company will reserve and keep available at all times, free of preemptive rights, the full number of shares of Common Stock issuable upon conversion of the Securities.

(r) Between the date hereof and the Closing Date, the Company will not do or authorize any act or thing that would result in an adjustment of the conversion price.

(s) Between the date hereof and the Closing Date, the Company shall have caused the Conversion Shares to be listed and authorized for trading on the New York Stock Exchange.

(t) The Company agrees to pay the costs and expenses relating to the following matters: (i) the preparation, printing or reproduction and filing with the Commission of the Registration Statement (including financial statements and exhibits thereto), each Preliminary Prospectus, the Final Prospectus and each Issuer Free Writing Prospectus, and each amendment or supplement to any of them; (ii) the printing (or reproduction) and delivery (including postage, air freight charges and charges for counting and packaging) of such copies of the Registration Statement, each Preliminary Prospectus, the Final Prospectus and each Issuer Free Writing Prospectus, and all amendments or supplements to any of them, as may, in each case, be reasonably requested for use in connection with the offering and sale of the Securities; (iii) the preparation, printing, authentication, issuance and delivery of certificates for the Securities and the Conversion Shares, including any stamp or transfer taxes in that connection; (iv) the printing (or reproduction) and delivery of the Transaction Documents, any blue sky memorandum and all other agreements or documents printed (or reproduced) and delivered in connection with the offering of the Securities and the Conversion Shares; (v) the registration of the Securities under the Exchange Act and the listing of the Conversion Shares on the New York Stock Exchange; (vi) any registration or qualification of the Securities and the Conversion Shares for offer and sale under the securities or blue sky laws of the several states (including filing fees and the reasonable fees and expenses of counsel for the Underwriters relating to such registration and qualification); (vii) any filings required to be made with the FINRA (including filing fees and the reasonable fees and expenses of counsel for the Underwriters relating to such filings, including the fees and expenses of the Independent Underwriter); (viii) the transportation and other expenses incurred by or on behalf of Company representatives in connection with presentations to prospective purchasers of the Securities; (ix) the fees and expenses of the Company’s accountants and the fees and expenses of counsel (including local and special counsel) for the Company; and (x) all other costs and expenses incident to the performance by the Company of its obligations hereunder.

6. Conditions to the Obligations of the Underwriters. The obligations of the Underwriters to purchase the Underwritten Securities and the Option Securities, as the case may be, shall be subject to the accuracy of the representations and warranties on the part of the Company contained herein as of the Execution Time, the Closing Date and any settlement date pursuant to Section 3 hereof, to the accuracy of the statements of the Company made in any certificates pursuant to the provisions hereof, to the performance by the Company of its obligations hereunder and to the following additional conditions:

(a) The Final Prospectus, and any supplement thereto, have been filed in the manner and within the time period required by Rule 424(b); the final term sheet contemplated by Section 5(b) hereto, and any other material required to be filed by the Company pursuant to Rule 433(d) under the Act, shall have been filed with the Commission within the applicable time periods prescribed for such filings by Rule 433; and no stop order suspending the effectiveness of the Registration Statement or any notice objecting to its use shall have been issued and no proceeding against the Company or in connection with the offering of the Securities for such purpose under Rule 401(g)(2) and Section 8A under the Securities Act shall be pending before or threatened by the Commission.

(b) McGuireWoods LLP, counsel for the Company, shall have furnished to the Representatives their written opinion and negative assurance letter, addressed to the Underwriters and dated the Closing Date, in form and substance reasonably satisfactory to the Representatives, substantially to the effect set forth in Annex A hereto.

(c) The Representatives shall have received from Simpson Thacher & Bartlett LLP, counsel for the Underwriters, their opinion and negative assurance letter, dated the Closing Date and addressed to the Underwriters, with respect to the issuance and sale of the Transaction Documents, the Registration Statement, the Disclosure Package, the Final Prospectus (together with any supplement thereto) and other related matters as the Representatives may reasonably require, and the Company shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.

(d) The Company shall have furnished to the Representatives a certificate of the Company, signed by the Chairman of the Board or the Chief Executive Officer and the principal financial or accounting officer of the Company, dated the Closing Date, to the effect that the signers of such certificate have carefully examined the Registration Statement, the Disclosure Package, the Final Prospectus and any supplements or amendments thereto, as well as each electronic road show used in connection with the offering of the Securities, and the Transaction Documents and that:

(i) the representations and warranties of the Company in this Agreement are true and correct on and as of the Closing Date with the same effect as if made on the Closing Date and the Company has complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied hereunder on or prior to the Closing Date;

(ii) no stop order suspending the effectiveness of the Registration Statement or any notice objecting to its use has been issued and no proceeding against the Company or in connection with the offering of the Securities for such purpose under Rule 401(g)(2) and Section 8A under the Securities Act shall be pending before or threatened by the Commission;

(iii) subsequent to the date of the most recent financial statements contained in the Disclosure Package and the Final Prospectus (exclusive of any amendment or supplement thereto or document incorporated by reference therein), (i) there has been no change in the capital stock or long-term debt of the Company or any of its Subsidiaries, or any dividend or distribution of any kind declared, set aside for payment, paid or made by the Company on any class of capital stock, or any material adverse change in the condition (financial or otherwise), prospects, earnings, business or properties of the Company and its Subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business; (ii) neither the Company nor any of its Subsidiaries has entered into any transaction, incurred any liability or obligation, direct or contingent, where such transaction, liability or obligation is material, either individually or in the aggregate, to the Company and its Subsidiaries taken as a whole; and (iii) neither the Company nor any of its Subsidiaries has sustained any loss or interference with its business from any labor disturbance or dispute or any action, order or decree of any court or arbitrator or governmental or regulatory authority, where such occurrence or event is material, either individually or in the aggregate, to the Company and its Subsidiaries taken as a whole, except in each case as otherwise disclosed in the Disclosure Package and the Final Prospectus (exclusive of any amendment or supplement thereto or document incorporated by reference therein); and

(iv) subsequent to the execution and delivery of this Agreement (i) no downgrading has occurred in the rating accorded the Securities or any of the Company’s other debt securities or preferred stock by any “nationally recognized statistical rating organization”, as such term is defined by the Commission for purposes of Rule 436(g)(2) of the rules and regulations of the Commission under the Act and (ii) no such organization has publicly announced or notified the Company that it has under surveillance or review, or has changed its outlook with respect to, its rating of the Securities or any of the Company’s other debt securities or preferred stock (other than an announcement with positive implications of a possible upgrading).

(e) The Company shall have furnished to the Underwriters a letter (the “Initial Letter”) of Ernst & Young, addressed to the Underwriters and dated the date hereof, with respect to the Registration Statement and the Disclosure Package, in form and substance reasonably satisfactory in all material respects to the Representatives and counsel for the Underwriters, substantially to the effect set forth in Annex B hereto.

(f) The Company shall have furnished to the Underwriters a letter (the “Bring-Down Letter”) of Ernst & Young, addressed to the Underwriters and dated the Closing Date, with respect to the Registration Statement and the Final Prospectus, (A) confirming that they are independent public accountants with respect to the Company and its Subsidiaries within the meaning of Rule 101 of the Code of Professional Conduct of the AICPA and its interpretations and rulings thereunder, (B) stating, as of the date of the Bring-Down Letter (or, with respect to matters involving changes or developments since the respective dates as of which specified financial information is given in the Final Prospectus, as of a date not more than three business days prior to the date of the Bring-Down Letter), that the conclusions and findings of such accountants with respect to the financial information and other matters covered by the Initial Letter are accurate and (C) confirming in all material respects the conclusions and findings set forth in the Initial Letter.

(g) Subsequent to the Execution Time or, if earlier, the dates as of which information is given in the Disclosure Package and the Final Prospectus (in each case exclusive of any amendment or supplement thereto or document incorporated by reference therein), (i) there shall not have been any change in the capital stock or long-term debt of the Company or any of its Subsidiaries, or any dividend or distribution of any kind declared, set aside for payment, paid or made by the Company on any class of capital stock, or any material adverse change in the condition (financial or otherwise), prospects, earnings, business or properties of the Company and its Subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business; (ii) neither the Company nor any of its Subsidiaries has entered into any transaction, incurred any liability or obligation, direct or contingent, where such transaction, liability or obligation is material, either individually or in the aggregate, to the Company and its Subsidiaries taken as a whole; and (iii) neither the Company nor any of its Subsidiaries has sustained any loss or interference with its business from any labor disturbance or dispute or any action, order or decree of any court or arbitrator or governmental or regulatory authority, where such occurrence or event is material, either individually or in the aggregate, to the Company and its Subsidiaries taken as a whole, except in each case as otherwise disclosed in the Disclosure Package and the Final Prospectus (exclusive of any amendment or supplement thereto), the effect of which, in any such case described above, in the sole judgment of the Representatives makes it impracticable or inadvisable to proceed with the offering, sale or delivery of the Securities, on the terms and in the manner contemplated by the Transaction Documents and the Disclosure Package and the Final Prospectus (exclusive of any amendment or supplement thereto or document incorporated by reference therein).

(h) No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any governmental agency or body which would, as of the Closing Date, prevent the issuance or sale of the Securities or the Conversion Shares; and no injunction, restraining order or order of any other nature by any federal or state court of competent jurisdiction shall have been issued as of the Closing Date which would prevent the issuance or sale of the Securities or the Conversion Shares.

(i) Subsequent to the Execution Time (i) no downgrading shall have occurred in the rating accorded any of the Company’s debt securities or preferred stock by any “nationally recognized statistical rating organization”, as such term is defined by the Commission for purposes of Rule 436(g)(2) of the rules and regulations of the

Commission under the Act and (ii) no such organization shall have publicly announced or have notified the Company that it has under surveillance or review, or has changed its outlook with respect to, its rating of any of the Company’s other debt securities or preferred stock (other than an announcement with positive implications of a possible upgrading).

(j) The Conversion Shares shall have been listed and authorized for trading on the New York Stock Exchange, and satisfactory evidence of such actions shall have been provided to the Representatives.

(k) The Representatives shall have received on and as of the Closing Date satisfactory evidence of the good standing of the Company and its significant subsidiaries, as defined pursuant to Rule 1-02(w) of Regulation S-X, in their respective jurisdictions of organization and their good standing in the other jurisdictions as the Representatives may reasonably request, in each case in writing or any standard form of telecommunication, from the appropriate governmental authorities of such jurisdictions.

(l) Prior to the Closing Date, the Company shall have furnished to the Representatives such further information, certificates and documents as the Representatives may reasonably request.

(m) At the Execution Time, the Company shall have furnished to the Representatives a letter substantially in the form of Exhibit A hereto from each director and executive officer of the Company and Continental Grain Company addressed to the Representatives.

If any of the conditions specified in this Section 6 shall not have been fulfilled when and as provided in this Agreement, or if any of the opinions and certificates mentioned above or elsewhere in this Agreement shall not be reasonably satisfactory in form and substance to the Representatives and counsel for the Underwriters, this Agreement and all obligations of the Underwriters hereunder may be canceled at, or at any time prior to, the Closing Date by the Representatives. Notice of such cancellation shall be given to the Company in writing or by telephone or facsimile confirmed in writing.

The documents required to be delivered by this Section 6 shall be delivered at the office of Simpson Thacher & Bartlett LLP, counsel for the Underwriters, at 425 Lexington Avenue, New York, NY 10017, on the Closing Date.

7. Reimbursement of Underwriters’ Expenses. If the sale of the Securities provided for herein is not consummated because any condition to the obligations of the Underwriters set forth in Section 6 hereof is not satisfied, because of any termination pursuant to Section 10 hereof or because of any refusal, inability or failure on the part of the Company to perform any agreement herein or comply with any provision hereof other than by reason of a default by any of the Underwriters, the Company will reimburse the Underwriters severally through the Representatives on demand for all expenses (including reasonable fees and disbursements of counsel) that shall have been incurred by them in connection with the proposed purchase and sale of the Securities.

8. Indemnification and Contribution. (a) The Company agrees to indemnify and hold harmless each Underwriter, the directors, officers, employees and agents of each Underwriter and each person who controls any Underwriter within the meaning of either the Act or the Exchange Act against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Act, the Exchange Act or other Federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the registration statement for the registration of the Securities as originally filed or in any amendment thereof, or in the Base Prospectus, any Preliminary Prospectus or any other preliminary prospectus supplement relating to the Securities, the Final Prospectus, or any Issuer Free Writing Prospectus or the information contained in the final term sheet required to be prepared and filed pursuant to Section 5(b) hereto, or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and agrees to reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Company by or on behalf of any Underwriter through the Representatives specifically for inclusion therein. This indemnity agreement will be in addition to any liability which the Company may otherwise have.

(b) Each Underwriter severally and not jointly agrees to indemnify and hold harmless the Company, each of its directors, each of its officers who signs the Registration Statement, and each person who controls the Company within the meaning of either the Act or the Exchange Act, to the same extent as the foregoing indemnity from the Company to each Underwriter, but only with reference to written information relating to such Underwriter furnished to the Company by or on behalf of such Underwriter through the Representatives specifically for inclusion in the documents referred to in the foregoing indemnity. This indemnity agreement will be in addition to any liability which any Underwriter may otherwise have. The Company acknowledges that the statements setting forth (i) the list and names of Underwriters and their respective participation in the sale of the Securities, (ii) the sentences related to concessions and reallowances, (iii) the third sentence in the fifth paragraph in the “Underwriting” section regarding market making, and (iv) the paragraphs related to stabilization, syndicate covering transactions and penalty bids in any Preliminary Prospectus and the Final Prospectus, constitute the only information furnished in writing by or on behalf of the several Underwriters for inclusion in any Preliminary Prospectus, the Final Prospectus or any Issuer Free Writing Prospectus.

(c) Promptly after receipt by an indemnified party under this Section 8 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 8, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party (i) will not relieve it from liability under paragraph (a) or (b) above unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraph (a) or (b) above. The indemnifying party shall be entitled to appoint counsel of the indemnifying party’s choice at the indemnifying party’s expense to represent the indemnified party in any action for which indemnification is sought (in which case the indemnifying party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by the indemnified party or parties except as set forth below); provided, however, that such counsel shall be satisfactory to the indemnified party. Notwithstanding the indemnifying party’s election to appoint counsel to represent the indemnified party in an action, the indemnified party shall have the right to employ separate counsel (including local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest, (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, (iii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action or (iv) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party. An indemnifying party will not, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent (x) includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding and (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any indemnified party. Notwithstanding anything contained herein to the contrary, if indemnity may be sought pursuant to this Section 8 in respect of such action or proceeding, then in addition to such separate firm for the indemnified parties, the indemnifying party shall be liable for the reasonable fees and expenses of not more than one separate firm (in addition to any local counsel) for the Independent Underwriter in its capacity as a “qualified independent underwriter” and its directors, officers, employees and agents and each person who controls the Independent Underwriter within the meaning of Section 15 of the Act of Section 20 of the Exchange Act.

(d) In the event that the indemnity provided in paragraph (a), (b) or (e) of this Section 8 is unavailable to or insufficient to hold harmless an indemnified party for any reason, the Company and the Underwriters severally agree to contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating or defending the same) (collectively “Losses”) to which the Company and one or more of the Underwriters may be subject in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and by the Underwriters on the other from the offering of the Securities; provided, however, that in no case shall any Underwriter (except as may be provided in any agreement among underwriters relating to the offering of the Securities) be responsible for any amount in excess of the underwriting discount or commission applicable to the Securities purchased by such Underwriter hereunder or the Independent

Underwriter in its capacity as “qualified independent underwriter” (within the meaning of FINRA Conduct Rule 2720) be responsible for any amount in excess of the compensation received by the Independent Underwriter for acting in such capacity. If the allocation provided by the immediately preceding sentence is unavailable for any reason, the Company and the Underwriters severally shall contribute in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company on the one hand and of the Underwriters on the other in connection with the statements or omissions which resulted in such Losses as well as any other relevant equitable considerations. Benefits received by the Company shall be deemed to be equal to the total net proceeds from the offering (before deducting expenses) received by it, and benefits received by the Underwriters shall be deemed to be equal to the total underwriting discounts and commissions, in each case as set forth on the cover page of the Final Prospectus. Benefits received by the Independent Underwriter in its capacity as “qualified independent underwriter” shall be deemed to be equal to the compensation received by the Independent Underwriter for acting in such capacity. Relative fault shall be determined by reference to, among other things, whether any untrue or any alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information provided by the Company on the one hand or the Underwriters on the other, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The Company and the Underwriters agree that it would not be just and equitable if contribution were determined by pro rata allocation or any other method of allocation which does not take account of the equitable considerations referred to above. Notwithstanding the provisions of this paragraph (d), no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 8, each person who controls an Underwriter within the meaning of either the Act or the Exchange Act and each director, officer, employee and agent of an Underwriter shall have the same rights to contribution as such Underwriter, and each person who controls the Company within the meaning of either the Act or the Exchange Act, each officer of the Company who shall have signed the Registration Statement and each director of the Company shall have the same rights to contribution as the Company, subject in each case to the applicable terms and conditions of this paragraph (d).

(e) Without limitation of and in addition to its obligations under the other paragraphs of this Section 8, the Company agrees to indemnify and hold harmless the Independent Underwriter, its directors, officers, employees and agents and each person who controls the Independent Underwriter within the meaning of either the Act or the Exchange Act against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject, insofar as such losses, claims, damages or liabilities (or action in respect thereof) arise out of or are based upon Independent Underwriter’s acting as a “qualified independent underwriter” (within the meaning of FINRA Conduct Rule 2720) in connection with the offering contemplated by this Agreement, and agrees to reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability results from the gross negligence or willful misconduct of the Independent Underwriter.

9. Default by an Underwriter. If any one or more Underwriters shall fail to purchase and pay for any of the Securities agreed to be purchased by such Underwriter or Underwriters hereunder and such failure to purchase shall constitute a default in the performance of its or their obligations under this Agreement, the remaining Underwriters shall be obligated severally to take up and pay for (in the respective proportions which the principal amount of Securities set forth opposite their names in Schedule II hereto bears to the aggregate principal amount of Securities set forth opposite the names of all the remaining Underwriters) the Securities which the defaulting Underwriter or Underwriters agreed but failed to purchase; provided, however, that in the event that the aggregate principal amount of Securities which the defaulting Underwriter or Underwriters agreed but failed to purchase shall exceed 10% of the aggregate principal amount of Securities set forth in Schedule II hereto, the remaining Underwriters shall have the right to purchase all, but shall not be under any obligation to purchase any, of the Securities, and if such nondefaulting Underwriters do not purchase all the Securities, this Agreement will terminate without liability to any nondefaulting Underwriter or the Company. In the event of a default by any Underwriter as set forth in this Section 9, the Closing Date shall be postponed for such period, not exceeding five Business Days, as the Representatives shall determine in order that the required changes in the Registration Statement and the Final Prospectus or in any other documents or arrangements may be effected. Nothing contained in this Agreement shall relieve any defaulting Underwriter of its liability, if any, to the Company and any nondefaulting Underwriter for damages occasioned by its default hereunder.

10. Termination. This Agreement shall be subject to termination in the absolute discretion of the Representatives, by notice given to the Company prior to delivery of and payment for the Securities, if at any time prior to such delivery and payment (i) trading in the Company’s Common Stock shall have been suspended by the Commission or the New York Stock Exchange or trading in securities generally on the New York Stock Exchange shall have been suspended or limited or minimum prices shall have been established on such exchange, (ii) a banking moratorium shall have been declared either by Federal or New York State authorities or (iii) there shall have occurred any outbreak or escalation of hostilities, declaration by the United States of a national emergency or war, or other calamity or crisis the effect of which on financial markets is such as to make it, in the sole judgment of the Representatives, impractical or inadvisable to proceed with the offering, sale or delivery of the Securities as contemplated by the Disclosure Package or the Final Prospectus (exclusive of any amendment or supplement thereto).

11. Representations and Indemnities to Survive. The respective agreements, representations, warranties, indemnities and other statements of the Company or its officers and of the Underwriters set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of any Underwriter or the Company or any of the officers, directors, employees, agents or controlling persons referred to in Section 8 hereof, and will survive delivery of and payment for the Securities. The provisions of Sections 7 and 8 hereof shall survive the termination or cancellation of this Agreement.

12. Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to the Representatives, will be mailed, delivered or telefaxed to Citigroup Global Markets Inc., at 388 Greenwich Street, New York, New York, 10013, Attention: General Counsel (fax no.: (212) 816-7912); to Goldman, Sachs & Co., 85 Broad

Street, 23rd Floor, New York, New York 10004, Attention: Registration Department (fax no.: (212) 902-3000); and to J.P. Morgan Securities Inc., 277 Park Avenue, New York, New York 10172, Attention: Equity Syndicate Desk (fax no.: (212) 622-8358); or, if sent to the Company, will be mailed, delivered or telefaxed to (757) 365-3045 and confirmed to it at Smithfield Foods, Inc., 200 Commerce Street, Smithfield, VA 23430, Attention : Michael D. Flemming.

13. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers, directors, employees, agents and controlling persons referred to in Section 8 hereof, and no other person will have any right or obligation hereunder.

14. No Fiduciary Duty. The Company hereby acknowledges that (a) the purchase and sale of the Securities pursuant to this Agreement is an arm’s-length commercial transaction between the Company, on the one hand, and the Underwriters and any affiliate through which it may be acting, on the other, (b) the Underwriters are acting as principal and not as an agent or fiduciary of the Company and (c) the Company’s engagement of the Underwriters in connection with the offering and the process leading up to the offering is as independent contractors and not in any other capacity. Furthermore, the Company agrees that it is solely responsible for making its own judgments in connection with the offering (irrespective of whether any of the Underwriters has advised or is currently advising the Company on related or other matters). The Company agrees that it will not claim that the Underwriters have rendered advisory services of any nature or respect, or owe an agency, fiduciary or similar duty to the Company, in connection with such transaction or the process leading thereto.

15. Integration. This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Company and the Underwriters, or any of them, with respect to the subject matter hereof.

16. Applicable Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York.

17. Waiver of Jury Trial. The Company hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

18. Counterparts. This Agreement may be signed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement.

19. Headings. The section headings used herein are for convenience only and shall not affect the construction hereof.

20. Definitions. The terms that follow, when used in this Agreement, shall have the meanings indicated.

“Act” shall mean the Securities Act of 1933, as amended and the rules and regulations of the Commission promulgated thereunder.

“Base Prospectus” shall mean the base prospectus referred to in paragraph 1(a) above contained in the Registration Statement at the Execution Time.

“Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorized or obligated by law to close in New York City.

“Commission” shall mean the Securities and Exchange Commission.

“Disclosure Package” shall mean (i) the Base Prospectus, (ii) the Preliminary Prospectus used most recently prior to the Execution Time, (iii) the Issuer Free Writing Prospectuses, if any, identified in Schedule III hereto, (iv) the final term sheet prepared and filed pursuant to Section 5(b) hereto, if any, and (v) any other Free Writing Prospectus that the parties hereto shall hereafter expressly agree in writing to treat as part of the Disclosure Package.

“Effective Date” shall mean each date and time that the Registration Statement and any post-effective amendment or amendments thereto became or becomes effective.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Execution Time” shall mean the date and time that this Agreement is executed and delivered by the parties hereto.

“Final Prospectus” shall mean the prospectus supplement relating to the Securities that was first filed pursuant to Rule 424(b) after the Execution Time, together with the Base Prospectus.

“Free Writing Prospectus” shall mean a free writing prospectus, as defined in Rule 405.

“Issuer Free Writing Prospectus” shall mean an issuer free writing prospectus, as defined in Rule 433.

“Preliminary Prospectus” shall mean any preliminary prospectus supplement to the Base Prospectus referred to in paragraph 1(a) above which is used prior to the filing of the Final Prospectus, together with the Base Prospectus.

“Registration Statement” shall mean the registration statement referred to in paragraph 1(a) above, including exhibits and financial statements and any prospectus supplement relating to the Securities that is filed with the Commission pursuant to Rule 424(b) and deemed part of such registration statement pursuant to Rule 430B, as amended on each Effective Date and, in the event any post-effective amendment thereto becomes effective prior to the Closing Date, shall also mean such registration statement as so amended.

“Rule 158”, “Rule 163”, “Rule 164”, “Rule 172”, “Rule 405”, “Rule 415”, “Rule 424”, “Rule 430B” and “Rule 433” refer to such rules under the Act.

“Trust Indenture Act” shall mean the Trust Indenture Act of 1939, as amended and the rules and regulations of the Commission promulgated thereunder.

“Well-Known Seasoned Issuer” shall mean a well-known seasoned issuer, as defined in Rule 405.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this letter and your acceptance shall represent a binding agreement among the Company and the several Underwriters.

Very truly yours,

SMITHFIELD FOODS, INC.

By:	/s/ Carey J. Dubois
Name:	Carey J. Dubois
Title:	Vice President, Finance

The foregoing Agreement is

hereby confirmed and accepted

as of the date specified in

Schedule I hereto.

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Lawrence Portman
Name:	Lawrence Portman
Title:	Managing Director

GOLDMAN, SACHS & CO.

/s/ Goldman, Sachs & Co.
(Goldman, Sachs & Co.)

J.P. MORGAN SECURITIES INC.

By:	/s/ Sudheer Tequiapalle
Name:	Sudheer Tequiapalle
Title:	Managing Director

For themselves and the other

several Underwriters, if any,

named in Schedule II to the

foregoing Agreement.

SIGNATURE PAGE TO SMITHFIELD FOODS, INC.

UNDERWRITING AGREEMENT

SCHEDULE I

Underwriting Agreement dated July 1, 2008

Registration Statement No. 333-143727

Representative(s): Citigroup Global Markets Inc., Goldman, Sachs & Co. and J.P. Morgan Securities Inc.

Title, Purchase Price and Description of Securities:

Title: 4.00% Convertible Senior Notes due 2013

Principal amount of Underwritten Securities: $350,000,000

Purchase price (include accrued

interest or amortization, if

any): 97.25%

Principal amount of Option Securities: $50,000,000

Sinking fund provisions: None.

Redemption provisions: None.

Closing Date, Time and Location: July 8, 2008 at 10:00 a.m. at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, NY 10017

Date referred to in Sections 5(j) and 5(k) after which the Company may offer or sell debt securities issued or guaranteed by the Company without the consent of the Representatives: September 15, 2008

Modification of items to be covered by the letter from Ernst & Young delivered pursuant to Section 6(e) at the Execution Time: None.

SCHEDULE II

Underwriters	Principal Amount of Underwritten Securities to be Purchased
Citigroup Global Markets Inc.	101,500,000
Goldman, Sachs & Co.	101,500,000
J.P. Morgan Securities Inc.	101,500,000
BMO Capital Markets Corp.	6,125,000
Rabo Securities USA, Inc.	6,125,000
Greenwich Capital Markets, Inc.	6,125,000
SG Americas Securities, LLC	6,250,000
Calyon Securities (USA) Inc.	5,250,000
HSBC Securities (USA) Inc.	5,125,000
ING Financial Markets LLC	5,250,000
SunTrust Capital Markets, Inc.	5,250,000

Total	$350,000,000

SCHEDULE III

Schedule of Free Writing Prospectuses included in the Disclosure Package

Final pricing term sheet substantially in the form of Schedule IV attached hereto.

SCHEDULE IV

ISSUER FREE WRITING PROSPECTUS

Filed pursuant to Rule 433

Registration Number: 333-143727

Smithfield Foods, Inc.

4.00% Convertible Senior Notes due 2013

July 1, 2008

Issuer:	Smithfield Foods, Inc. (the “Company”)

Title of Securities:	4.00% Convertible Senior Notes due 2013

Ranking:	Senior unsecured

Maturity:	June 30, 2013, unless earlier converted or repurchased

Aggregate Principal Amount:	$350,000,000 ($400,000,000 if the underwriters exercise their over-allotment option in full)

Public Offering Price:	100% per note, plus accrued interest, if any, from July 8, 2008

Gross Proceeds to the Company (after underwriting discounts and before expenses):	Approximately $340.4 million in the aggregate ($389.0 million if the underwriters exercise their over-allotment option in full)

Annual Interest Rate:	4.00% per annum

Interest Payment Dates:	June 30 and December 30 of each year, beginning on December 30, 2008

Optional Redemption/Defeasance:	None

Conversion Premium:	Approximately 30%

Initial Conversion Price:	Approximately $22.68 per share of common stock

Initial Conversion Rate:	44.0820, subject to adjustment

Closing Price of the Common Stock on the NYSE:	$17.45 on July 1, 2008

Conversion Rate Adjustment Upon a Fundamental Change:	If holders elect to convert notes in connection with a “fundamental change” (as defined in the preliminary prospectus supplement dated June 30, 2008 to the prospectus dated June 14, 2007 (the “Preliminary Prospectus”)) that occurs on or prior to maturity of the notes, the conversion rate applicable to notes so converted will be increased by an additional number of shares of common stock. The following table sets forth the hypothetical stock price and the number of additional shares to be delivered per $1,000 principal amount of notes:

	Stock Price
Effective Date	$17.45	$20.00	$22.50	$25.00	$27.50	$30.00	$32.50	$35.00	$40.00	$45.00	$50.00	$60.00	$70.00
July 8, 2008	13.2245	11.3030	9.0616	7.4344	6.2192	5.2890	4.5613	3.9809	3.1219	2.5231	2.0852	1.4911	1.1085
June 30, 2009	13.2245	10.7481	8.4237	6.7710	5.5634	4.6591	3.9666	3.4255	2.6458	2.1191	1.7431	1.2443	0.9276
June 30, 2010	13.2245	9.9908	7.5539	5.8710	4.6802	3.8178	3.1794	2.6967	2.0308	1.6038	1.3107	0.9346	0.7002
June 30, 2011	13.2245	9.0126	6.4011	4.6762	3.5184	2.7274	2.1764	1.7845	1.2866	0.9970	0.8113	0.5841	0.4437
June 30, 2012	13.2245	7.6300	4.6893	2.9103	1.8509	1.2254	0.8559	0.6355	0.4157	0.3187	0.2644	0.1980	0.1536
June 30, 2013	13.2245	5.9180	0.3624	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

If the stock price is greater than $70.00 per share (subject to adjustment), no additional shares will be added to the conversion rate. If the stock price is less than $17.45 per share (subject to adjustment), no additional shares will be added to the conversion rate. Notwithstanding the foregoing, in no event will the total number of shares of common stock issuable upon conversion of the notes exceed 57.3065 per $1,000 principal amount of notes, subject to adjustment.

Fundamental Change Put:	If the Company undergoes a fundamental change (as defined under “Description of the Notes”––Fundamental Change Permits Holders to Require Us to Purchase Notes” in the Preliminary Prospectus), holders may require the Company to repurchase all or a portion of their notes at a price equal to 100% of the principal amount of the notes to be repurchased plus any accrued and unpaid interest, including additional interest, if any, up to, but excluding, the repurchase date. The Company will pay cash for all notes so repurchased.

Listing:	The Company does not intend to apply for a listing of the notes on any securities exchange.

Use of Proceeds:	The Company estimates that the net proceeds of this offering will be approximately $338.6 million, after deducting the underwriting discounts and commissions and estimated offering expenses. If the underwriters’ over-allotment option is exercised in full, the Company estimates that such net proceeds will be approximately $387.3 million.

The Company intends to use approximately $45.1 million of the net proceeds of this offering to pay the net cost of convertible note hedge and warrant transactions that it expects to enter into with affiliates of Citigroup Global Markets Inc., Goldman, Sachs & Co. and J.P. Morgan Securities Inc. or other counterparties selected by it (representing the cost to the Company of the convertible note hedge transactions, partially offset by the proceeds to the Company of the warrant transactions). The Company intends to use approximately $100.0 million of the remaining net proceeds from this offering to repay outstanding indebtedness under its May 2008 Credit Line. The remaining net proceeds will be applied to reduce amounts outstanding under the Company’s U.S. Revolver. If the underwriters exercise their over-allotment option, the Company will use a portion of the net proceeds from the sale of the additional notes to pay the additional cost of the upsized convertible note hedge transactions (which will be partially offset by any additional proceeds to the Company from the corresponding upsize of the warrant transactions), and use the remainder to repay outstanding indebtedness under the U.S. Revolver.

Convertible Note Hedge and Warrant Transactions:	The convertible note hedge transactions and the warrant transactions will each cover, subject to customary adjustments, approximately 15.4 million shares of common stock. The strike price of the warrant transactions will be $30.54 per share, which is 75% higher than the closing price of the Company’s common stock on the NYSE on July 1, 2008.

Joint Bookrunners:	Citi, Goldman, Sachs & Co. and JPMorgan

Co-Managers:	BMO Capital Markets, CALYON, Rabo Securities USA, Inc., The Royal Bank of Scotland, SOCIETE GENERALE, SunTrust Robinson Humphrey, ING Wholesale Banking and HSBC

CUSIP:	832248 AR9

ISIN:	US832248AR98

Pricing Date:	July 1, 2008

Settlement Date:	July 8, 2008

Concurrent Private Placement:	On June 30, 2008, the Company entered into a purchase agreement (the Purchase Agreement) with Starbase

International Limited, a company registered in the British Virgin Islands (the Purchaser) which is a subsidiary of COFCO (Hong Kong) Limited (COFCO), and COFCO as guarantor. Pursuant to the Purchase Agreement, the Company will sell 7,000,000 shares (the Shares), or approximately 4.95% of the Company’s common stock (after giving effect to the issuance and sale of the Shares) to the Purchaser, under Regulation S of the Securities Act of 1933, as amended, at a price per Share of $17.45 which is equal to the closing price per share of the Company’s common stock on July 1, 2008.

The sale is conditioned upon, among other things, the closing of this offering and is expected to close with respect to approximately 3.1 million of the Shares concurrently with or shortly after this offering, with the balance of the Shares expected to settle following the completion of Hart-Scott-Rodino Act antitrust review.

Capitalization:

The following table sets forth the Company’s cash and cash equivalents and capitalization as of April 27, 2008 on a historical basis and as adjusted to give effect to the Company’s May 2008 Credit Line borrowing and the application of those funds to reduce amounts outstanding under the Company’s U.S. Revolver, this offering of the notes, the application of the net proceeds of this offering and the convertible note hedge and warrant transactions.

This table should be read along with, and is qualified in its entirety by, the section captioned “Use of Proceeds” in the Preliminary Prospectus and the Company’s audited consolidated financial statements and related notes in its annual report on Form 10-K for the year ended April 27, 2008, and the section of its annual report titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of April 27, 2008(1)
(in millions)	Actual	As adjusted
Cash and cash equivalents	$57.3	$57.3

U.S. Revolver(2)	925.0	731.5
European Revolver(3)	467.9	467.9
International Facilities	123.5	123.5
Notes payable	169.3	169.3
Long-Term debt and capital lease obligations:
Senior Secured Notes	50.0	50.0
Other subsidiary debt obligations	385.9	385.9
Offered notes	—	350.0
7.75% Senior Notes due 2017	500.0	500.0
7% Senior Notes due 2011(4)	605.8	605.8
7 3/4% Senior Notes due 2013	350.0	350.0
8% Senior Notes due 2009(5)	300.7	300.7
Capital lease obligations	5.3	5.3
May 2008 Credit Line	—	(100.0)

Total debt (including capital lease obligations)	3,883.4	3,939.9
Less current portion of long-term debt, notes payable and capital lease obligations	(409.0)	(409.0)

Total long-term debt (including capital lease obligations)	3,474.4	3,530.9
Total shareholders’ equity	3,048.2	3,048.2

Total capitalization	6,522.6	6,579.1

(1)	In May 2008, the Company entered into the May 2008 Credit Line for $150 million, under which the Company has drawn $100.0 million. The Company used this borrowing to reduce outstanding borrowings under the U.S. Revolver. The Company intends to repay the $100.0 million amount under the May 2008 Credit Line with a portion of the net proceeds of this offering.

In June 2008, the Company entered into the June 2008 Credit Line. As of the date hereof, the Company has not borrowed any funds under this facility. The Company anticipates that as a result of this offering all commitments under this facility will terminate.

On June 30, 2008, the Company entered into a contract to sell 7,000,000 shares of its common stock to a single investor in a private placement at a price per share that is equal to the closing price per share of the Company’s common stock on July 1, 2008. The information included in the table does not reflect that transaction.

(2)	As of April 27, 2008, on an as adjusted basis, the Company would have had outstanding borrowings of $731.5 million and availability of $401.7 million under the U.S. Revolver after giving effect to $141.8 million of outstanding letters of credit. In June 2008, the Company exercised its option to increase the amount committed under its U.S. Revolver by $25.0 million. The amount outstanding under the U.S. Revolver fluctuates throughout the year depending on the Company’s working capital and other needs.
(3)	As of April 27, 2008, the Company would have had no additional availability under the European Revolver. The amount outstanding under the European Revolver fluctuates throughout the year depending on the Company’s working capital and other needs.
(4)	Includes unamortized portion of bond premium.
(5)	Pursuant to GAAP, reflects mark-to-market adjustments for fair value interest rate swaps.

Terms are used in this term sheet with the meanings assigned to them in the Preliminary Prospectus.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus at your request. You may request the prospectus by calling Citigroup Global Markets Inc. toll free at 1-800-831-9146, Goldman, Sachs & Co. toll free at 1-866-471-2526, or by calling J.P. Morgan Securities Inc. toll free at 1-866-430-0686.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED (OTHER THAN ANY STATEMENT RELATING TO THE IDENTITY OF THE LEGAL ENTITY AUTHORIZING OR SENDING THIS COMMUNICATION IN A NON-US JURISDICTION). SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

SCHEDULE V

814 Americas, Inc.

ADA Premium Beef Co., Inc.

Agri AI Sp. z.o.o.

AGRI PLUS Sp. z.o.o.

AGRI PLUS WIELKOPOLSKA S.A.

AGRI Sp. z o.o.

Agri Vet Sp. z.o.o.

Agrofarms S. de R.L. de C.V.

Agroindustrial Servicios en Administracion S. de R.L. de C.V.

Agroindustrial Servicios Gerenciales S. de R.L. de C.V.

Animex Fish Sp. z o.o.

Animex Grupa Drobiarska Sp. z o.o.

Animex Grupa Paszowa S.A.

Animex Grupa Surowcowa Sp. z.o.o.

ANIMEX Holding Sp. z o.o.

Animex-Krakowskie Zaklady Pierzarskie Sp. z o.o.

Animex Pasze Sp. z o.o.

Animex Sp. z o.o.

Animex Zaklady Drobiarskie S.A.

Animpol S.A.

Armour-Eckrich Meats LLC

Beef Production LLC

Best Solutions LLC

Bialostockie Zaklady Drobiarskie Sp. z.o.o

BioEnergy Systems, LLC

Brown’s Farms, LLC

Brown’s of Carolina LLC

Brown’s Realty Partnership

Calf Source, LLC

Carroll’s Foods LLC

Carroll’s Foods of Brazil, LLC

Carroll’s Foods of Mexico LLC

Carroll’s Foods of Virginia LLC

Carroll’s Realty Partnership

Cattle Production Systems, Inc.

Central Plains Farms LLC

Chief Milling Partners, Inc.

Circle Four Farms, LLC

Circle Four LLC

Cold Field Investments, LLC

Colorado Boar Stud LLC

Cook’s Hams, Inc.

Crystal Peak Environmental LLC

Crystal Peak Technologies LLC

Cumberland Gap Provision Company

Detal Mazury

Duplin Marketing Company, LLC

Farmland Distribution Inc.

Farmland Foods, Inc.

FASSA S. de R.L. de C.V.

Ferma Kraplewice Sp. z.o.o.

Frigorifico Agropecuaria Sonorense S. de R.L. de C.V.

Grayson Plant, Inc.

Grupa Animex S.A.

Gwaltney Transportation Co., Inc.

Henry’s Hickory House, LLC

Ilawskie Zaklady Drobiarskie “Ekodrob” S.A.

Industrias Agrofarms S. de R.L. de C.V.

Iowa Quality Meats, Ltd.

John Morrell & Co.

JonMor Investments, Inc.

KC2 Real Estate LLC

L&S Farms

LPC Transport Inc.

Lundy International Inc.

M-B Farmland LLC

MF Cattle Feeding, Inc.

MF Energy, LLC

MF Resale Company

MOPAC of Virginia, Inc.

Morena Expert S.R.L.

Moyer Distribution LLC

Moyer International Sales Corp.

Murphy-Brown Holdings LLC

Murphy-Brown LLC

Murphy Farms LLC

Murphy Farms of Texahoma, Inc.

Norson Holding, S. de R.L. de C.V.

North Side Foods Corp.

North Side Investments, Inc.

NPD Investments, Inc.

NPD (USA) Texas LLC

OZD Bis (owned by Animex Zaklady Drobiarskie S.A.)

Packerland Distribution LLC

Packerland Transport, Inc.

PatCud Investments, Inc.

Patrick Cudahy Incorporated

PC Express, Inc.

PEK (London) Ltd.

Pirin Agri S.R.L.

Pork Plus, LLC

PR Anirol Sp. z.o.o.

Premium Pet Health, LLC

Premium Standard Farms, LLC

Prestage-Stoecker Farms, Inc.

Prima Farms Sp. z o.o.

Promotora Comercial Alpro S. de R.L. de C.V.

PT Mazury

QTF Liquidation Corp.

Quarter M Farms LLC

Rawena Morliny (dormant)

RGB Farms LLC

RMH Foods, Inc.

RMH Foods, LLC

Semilem SRL

SF Holding Sp. z o.o.

SF Investments, Inc.

SFDS Global Holdings B.V.

SFFC, Inc.

Showcase Foods, Inc.

Simoni Investments, LLC

Skippack Creek Corporation

Smithfield Asia Holdings, Ltd.

Smithfield Beef Group, Inc.

Smithfield Beef Group-Green Bay, Inc.

Smithfield Beef Group-Plainwell

Smithfield Beef Group-Premium Gold, LLC

Smithfield Beef Group-Souderton, Inc.

Smithfield Beef Group-Tolleson, Inc.

Smithfield Bioenergy LLC

Smithfield Capital Europe, B.V.

Smithfield Capital Trust I

Smithfield-Carroll’s Farms

Smithfield Culinary Foods Group, LLC

Smithfield Deli Group, Inc.

Smithfield Ferme S.R.L.

Smithfield Foods de Mexico, S. de R.L. de C.V.

Smithfield Foods GmbH

Smithfield Foods Group Ltd.

Smithfield Foods International Inc.

Smithfield Foods Ltd.

Smithfield Global Products, Inc.

Smithfield Innovations Group, LLC

Smithfield Insurance Co. Ltd.

Smithfield International Investments, Inc.

Smithfield Marketing Sub, Inc.

Smithfield Processare S.R.L.

Smithfield Prod S.R.L.

Smithfield Purchase Corporation

Smithfield Romania S.R.L.

Smithfield Service Co., Inc.

Smithfield Trading Company, Inc.

Smithfield Transportation Co., Inc.

Stefano Foods, Inc.

The Smithfield Inn Corporation

The Smithfield Packing Company, Incorporated

Transport Morliny

Valleydale Transporation Co., Inc.

Wilmington Bulk, LLC

Zaklady Miesne “ANIMEX” S.A.

Zaklady Miesne “Mazury” w Elku S.A.

EXHIBIT A

Form of Lock-Up Agreement

Smithfield Foods, Inc.

Public Offering of Convertible Notes

            , 2008

Citigroup Global Markets Inc.

Goldman, Sachs & Co.

J.P. Morgan Securities Inc.

As Representatives of the several Underwriters,

c/o	Citigroup Global Markets Inc. 388 Greenwich Street New York, New York 10013

Goldman, Sachs & Co. 85 Broad Street New York, New York 10004

J.P. Morgan Securities Inc. 277 Park Avenue New York, New York 10172

Re: Proposed Offering of Convertible Notes by Smithfield Foods, Inc.

Ladies and Gentlemen:

This letter is being delivered to you in connection with the proposed Underwriting Agreement (the “Underwriting Agreement”), between Smithfield Foods, Inc., a Virginia corporation (the “Company”), and each of you as representatives (the “Representatives”) of a group of Underwriters named in Schedule I of the Underwriting Agreement, relating to an underwritten public offering of Convertible Notes (the “Convertible Notes”), of the Company. The Convertible Notes will be convertible into shares of the common stock of the Company, par value $0.50 per share (the “Common Stock”). Terms not defined herein are used as defined in the Underwriting Agreement.

In order to induce you and the other Underwriters to enter into the Underwriting Agreement, the undersigned will not, without the prior written consent of the Representatives, offer, sell, contract to sell, pledge or otherwise dispose of, (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the undersigned or any affiliate of the undersigned or any person in privity with the undersigned or any affiliate of the undersigned), directly or indirectly, including the filing (or participation in the filing) of a registration statement with the Securities and Exchange Commission in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to, any shares of capital stock of the Company or any securities convertible into, or exercisable or exchangeable for such capital stock (collectively the “Undersigned’s Securities”), or publicly announce an intention to effect any such transaction, for a period of 75 days after the date of the Underwriting Agreement (the “Lock-Up Period”). The foregoing restriction is expressly agreed to preclude the undersigned from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Undersigned’s Securities even if such Undersigned’s Securities would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include, without limitation, any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Undersigned’s Securities or with respect to any security that includes, relates to, or derives any significant part of its value from such Undersigned’s Securities.

Notwithstanding the foregoing, and subject to the conditions below, the undersigned may transfer any shares of Common Stock held of record or that may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission without the prior written consent of the Underwriters:

(i)	as bona fide gifts;

(ii)	to any trust for the direct or indirect benefit of the undersigned or the immediate family member of the undersigned;

(iii)	to any beneficiary of the undersigned pursuant to a will or other testamentary document or applicable laws of descent;

(iv)	the sale of shares of Common Stock pursuant to the “cashless” exercise of stock options granted pursuant to existing employee benefit plans or director compensation plans of the Company described in the Disclosure Package and the Final Prospectus (the term “cashless” exercise being intended to include sale of a portion of the option shares to the company or in the open market to cover payment of the exercise price and tax withholding payments due from the optionee upon exercise and withholding by the Company of comparable numbers of shares from the shares otherwise deliverable to the optionee upon exercise);

(v)	pledges of Common Stock pursuant to agreements that existed on the date hereof, or re-pledges of Common Stock that was pledged pursuant to agreements that existed on the date hereof, to secure loans with broker-dealers and other financial institutions or that existed prior to the date hereof and sales or transfers by any pledgee of such Common Stock in accordance with the terms thereof; or

(vi)	the sales of shares of Common Stock described on Exhibit A to this letter;

provided, that (a) in the case of immediately preceding clauses (i), (ii) and (iii) above, the Representatives shall have received a signed copy of this lock-up agreement from each donee, trustee, distributee or transferee, as the case may be, and any such transfer shall not involve a disposition for value, (b) in the case of immediately preceding clause (iv), there shall be no transfer of the underlying shares of Common Stock acquired in connection with such exercise of stock options except in accordance with this lock-up agreement, (c) in the case of immediately preceding clauses (i), (ii) and (iii) above, the undersigned is not required to, or does not otherwise voluntarily, effect during the Lock-Up Period any such public filing or report regarding such transfers, including but not limited to reports pursuant to Rule 144 of the Securities Act of 1933, as amended, or pursuant to Section 16 of the Securities and Exchange Act of 1934, as amended, and (d) in the case of immediately preceding clauses (iv), (v) and (vi) above, the undersigned does not voluntarily effect any such public filing or report regarding such transfers, including but not limited to reports pursuant to Rule 144 of the Securities Act of 1933, as amended, or pursuant to Section 16 of the Securities and Exchange Act of 1934, as amended.

The undersigned hereby further agrees that, prior to engaging in any transaction or taking any other action that is subject to the terms of this lock-up agreement during the period from the date of this lock-up agreement to and including the expiration date of the Lock-Up Period, it will give notice thereof to the Company and will not consummate such transaction or take any such action unless it has received written confirmation from the Company that the Lock-Up Period has expired.

In furtherance of the foregoing, the Company and any duly appointed transfer agent for the registration or transfer of the securities described herein are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this lock-up agreement.

If for any reason the Underwriting Agreement does not become effective or shall be terminated prior to the Closing Date (as defined in the Underwriting Agreement), this lock-up agreement shall likewise be terminated.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this lock-up agreement and that, upon request, the undersigned will execute any additional documents necessary in connection with the enforcement hereof.

This lock-up agreement shall be governed by and construed in accordance with the laws of the State of New York.

Yours very truly,

Name

Authorized Signature

Title

Exhibit A

None.